CUSIP No. 74051E102	Exhibit 99.2

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 15, 2014, by and among The Armada Group GP, Inc., a Florida corporation incorporated in Florida having its registered address at 1720 Main Street NE, Building 4, Palm Bay, FL 32905 (“Buyer”), Sellers Capital, LLC, an Illinois limited liability company (“Sellers Capital”), Sellers Capital Master Fund, Ltd., a Cayman Islands exempted company (“Sellers Fund”), and Mark A. Sellers (together with Sellers Capital and Sellers Fund, each a “Seller” and, collectively, the “Sellers”).

RECITALS

WHEREAS, the Sellers collectively own, hold and control 15,430,179 shares of common stock, par value $0.0001 (the “Shares”) of Premier Exhibitions, Inc., a Florida corporation (the “Company”), which represents approximately 31.5% of the issued and outstanding shares of the Company’s common stock;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the Shares in exchange for the Purchase Price, all on the terms and subject to the conditions contained in this Agreement (the “Transaction”); and

WHEREAS, the Sellers have determined that it is in the best interest of the Sellers to enter into the Transaction.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

THE TRANSACTION

1.1 Transaction; Purchase Price. Buyer is hereby purchasing from the Sellers, and the Sellers are hereby selling to Buyer, free and clear of all Encumbrances, all of the Shares in exchange for an aggregate purchase price equal to $16,201,688 (the “Purchase Price”), such amount being equal to $1.05 per Share, payable in immediately available funds to such accounts designated by Seller to Buyer.

ARTICLE II.

CLOSING

2.1 Closing Date. The closing of the transactions contemplated hereby (the “Closing”) shall occur once the conditions of Closing in Section 2.2 have been satisfied or waived as provide therein, but no later than November 20, 2014 (unless the reason for such delay is because Buyer has not fully performed pursuant to Section 5.3, in which case then only the Sellers will have the right not to perform their Closing obligations under this Agreement, and Buyer must continue to perform its Closing obligations until it has fully performed under Section 5.3 and the closing condition in Section 2.2(a)(i) was still not satisfied within 10 Business Days thereafter) (the “Closing Date”).

2.2 Conditions to Closing.

(a) Buyer’s obligation to perform at the Closing is subject to the satisfaction (or waiver by Buyer) that (i) the existing Board of Directors of the Company (the “Board”) shall have appointed three (3) new qualified natural persons to the Board, two (2) of whom must be “independent” pursuant to the listing standards of the NASDAQ Stock Market, and all of whom shall be subject to the qualification standards of board nominees, which appointment shall be effective immediately after the Closing, and (ii) the Sellers shall have performed pursuant to Section 2.4.

(b) Sellers’ obligation to perform at the Closing is subject to the satisfaction (or waiver by Sellers) that Buyer shall have performed pursuant to Section 2.3.

2.3 Closing Deliveries.

(a) At the Closing, Buyer shall deliver or shall have caused to be delivered the following to the Sellers:

(i) The Purchase Price; and

(iii) such agreements, certificates and documents as were reasonably requested by the Sellers to effectuate or evidence the transactions contemplated hereby; and

(b) At the Closing, the Sellers shall deliver or shall have caused to be delivered the following to Buyer:

(i)	The resignation of Mark Sellers from the Board effective on the day following the Closing Date; and

(ii)	Written evidence that the Sellers have taken such action as is necessary for the record and beneficial ownership of the Shares to be transferred from the Sellers to the Buyer.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF SELLERS

The Sellers represent and warrant to Buyer as of the Closing, as follows:

3.1 Organization. Sellers Capital is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Illinois. Sellers Fund is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands. Each of the Sellers that is an entity has all requisite company power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby. Mark Sellers has the legal capacity to execute, deliver, and perform this Agreement and each Ancillary Agreement to which he is a party, and to consummate the transactions contemplated hereby and thereby.

3.2 Authority. The execution, delivery and performance by each of the Sellers of this Agreement and the Ancillary Agreements to which such Seller, as applicable, is a party, and the consummation by the Sellers of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of the Sellers, as applicable. This Agreement and each Ancillary Agreement to which any Seller is a party has been duly and validly executed and delivered by such Seller, as applicable, and constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar Law affecting creditors’ rights generally and subject to general principles of equity.

3.3 No Conflict. The execution, delivery and performance by each of the Sellers of this Agreement and the Ancillary Agreements to which such Seller, as applicable, is a party, and the consummation by such Seller of the transactions contemplated hereby does not and will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of any Law to which any Seller is subject, or (b) violate or breach any provision of the articles of organization, operating agreement or other organizational or governance documents of any Seller, as applicable.

3.4 Material Non-Public Information. The Sellers’ are not aware of any material non-public information in their possession that the Company was previously required to disclose in the periodic and other reports the Company is required to file with the Securities and Exchange Commission (the “Public Reports”), which if so disclosed would have been reasonably likely to have had a material adverse effect on the current market value of the Shares.

3.5 Title to Shares. All of the Shares are collectively owned of record and beneficially by the Sellers, free and clear of all Encumbrances.

3.6 Brokers. None of the Sellers has retained, nor is the Company or any Seller obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the Closing as follows:

4.1 Organization. Buyer is a Florida corporation duly organized, validly existing, and in good standing under the Laws of Florida and has all requisite power and authority to carry on its business as it is now being conducted, and to execute, deliver, and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the transactions contemplated hereby and thereby.

4.2 Authority. The execution, delivery, and performance by Buyer of this Agreement, and each Ancillary Agreement to which Buyer is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer, as applicable, and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement shall be limited by bankruptcy, insolvency, moratorium or similar Law affecting creditors’ rights generally and subject to general principals of equity.

4.3 No Conflict. The execution, delivery, and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party, and the consummation by Buyer of the transactions contemplated hereby and thereby, does not and will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of Law to which Buyer is subject, or (ii) violate or breach any provision of the certificate of formation, limited liability company agreement, or other governance documents of Buyer.

4.4 Sufficiency of Funds. Buyer has sufficient cash on hand, to enable Buyer to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.5 Investment Purpose; No Registration. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the sale of the Shares are not being registered under the Securities Act, or any state securities laws, are being sold pursuant to an exemption pursuant to Section 4(1) of the Securities Act and other applicable state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of Buyer’s investment. Buyer understands that Sellers are relying on the accuracy of this representation in consummating the Transaction as contemplated in this Agreement.

4.6 Condition of the Company; Independent Investigation. Buyer acknowledges that it has conducted to its satisfaction its own independent investigation of the Company, its business and its assets and acknowledges that Buyer has been provided access to the personnel, properties, assets, premises, books and records, and other certain documents and data of Company for such purpose, including, without limitation, access to the Public Reports. Buyer acknowledges it has made its own decision to consummate the Transaction based on its own independent review and consultations with such investment, legal, tax, accounting and other advisers as it deemed necessary (including a review of the Public Reports).

4.7 Brokers. The Buyer has not retained, nor is any Company Party obligated for any commission, fee or expense to, any broker, finder or investment banking firm to act on their behalf in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

ARTICLE V.

COVENANTS AND OTHER AGREEMENTS

5.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its commercially reasonable best efforts (a) to obtain any other consents or approvals as are necessary in connection with the consummation of the transactions contemplated hereby, (b) to effect all registrations and filings as are necessary or desirable in connection with the consummation of the transactions contemplated hereby, (c) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought by private parties or Authorities or officials, challenging this Agreement or the consummation of the transactions contemplated hereby, and (d) to furnish to each other such information and assistance and to consult with each other with respect to the terms of any registration, filing, application or undertaking as may be reasonably requested in connection with the foregoing.

5.2 Further Assurances. From time to time after the Closing, Buyer shall, at the request of the Seller, execute and deliver any further instruments or documents and take all such further action as the Seller Representative may reasonably request in order to evidence the consummation of the transactions contemplated hereby, all at the sole cost and expense of the Sellers. From time to time after the Closing, the Sellers shall, at the request of Buyer, execute and deliver any further instruments or documents and take all such further action as Buyer may reasonably request in order to evidence the consummation of the transactions contemplated hereby and pursuant to the Ancillary Agreements, all at the sole cost and expense of Buyer.

5.3. Buyer agrees to identified three natural persons that it believes would constitute qualified nominees for election or appointment to the Board, and two (2) of whom would be “independent” pursuant to the listing standards of the NASDAQ Stock Market by no later than October     , 2014. If after the Board conducts its own evaluation of these three nominees the Board informs the Buyer that one or more nominees do not qualify to be elected based on these standards, Buyer will provide substitute nominees as soon as practicable until such persons have been so qualified for election or appointment to the Board.

ARTICLE VI.

SURVIVAL AND INDEMNIFICATION

6.1 Survival. The representations and warranties in this Agreement shall survive the Closing and continue in full force and effect until the date that is twenty four (24) months following the Closing Date (“Survival Date”), except that if an Indemnitee asserts a written claim for indemnification hereunder in respect of any misrepresentation or breach of, or inaccuracy in, any representation or warranty in this Agreement prior to the expiration of the Survival Date, then the applicable representation or warranty (and the right to indemnification with respect thereto regardless of when Losses in respect thereof may actually be incurred) shall survive the Closing and continue in full force and effect until the resolution of such claim (such claims, “Pending Claims”). No claim for indemnification hereunder in respect of any misrepresentation or breach of, or inaccuracy in, any representation or warranty shall be brought or made after the Survival Date.

6.2 General Indemnification.

(a)

Subject to the limitations in Section 6.2(c), from and after the Closing, the Sellers, jointly and severally, shall indemnify Buyer and its directors, officers, employees, members, managers, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”), and shall hold each of them harmless from and against any and all Losses that are incurred, sustained or suffered by any of them (in connection with a Third Party Claim or otherwise) in connection with, based upon, arising out of, relating to or resulting from all of the following:

(i) any misrepresentation or breach of, or inaccuracy in, any representation or warranty made by any Seller in this Agreement or any other certificate or Ancillary Document delivered by any Seller hereunder; and

(ii) any breach of any covenant or agreement made by Seller in this Agreement.

(b)	Subject to the limitations in Section 6.2(c), from and after the Closing, Buyer shall indemnify the Sellers and their respective directors, officers, employees, members, managers, partners, stockholders, agents, attorneys, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”), and shall hold each of them harmless from and against any and all Losses that are incurred, sustained or suffered by any of them (in connection with a Third Party Claim or otherwise) in connection with, based upon, arising out of, relating to or resulting from:

(i)	any misrepresentation or breach of, or inaccuracy in ,any representation or warranty made by Buyer in this Agreement; or

(ii)	any breach of any covenant or agreement made by Buyer in this Agreement.

(c)	Neither Sellers nor Buyer shall be obligated to provide any indemnification for Losses under Section 6.2 unless the aggregate amount of Losses incurred, sustained or suffered by all Buyer Indemnified Parties or Seller Indemnified Parties (as the case may be) for which such Buyer Indemnified Parties or Seller Indemnified Parties (as the case may be) would, but for this Section 6.2(c), be entitled to indemnification under Section 6.2, exceed $500,000 (the “Deductible”), in which case the Sellers or the Buyer (as the case may be) will be obligated to provide indemnification only to the extent such Losses are in excess of the Deductible; provided, however, that:

(i)	the Deductible shall not apply to any Losses for which the Buyer Indemnified Parties are entitled to indemnification under Section 6.2(a)(i) in respect of any representations or warranties in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.5 (Title to Shares), Section 3.6 (Brokers) (the “Seller Fundamental Representations”), and

(ii)	the Deductible shall not apply to any Losses for which the Seller Indemnified Parties are entitled to indemnification under Section 6.2(b)(i) in respect of any representations or warranties in Section 4.1 (Organization), Section 4.2 (Authority), Section 4.5 (Investment Intent; No Registration), Section 4.6 (Condition of Company; Independent Investigation) or Section 4.7 (Brokers) (the “Buyer Fundamental Representations”).

The cumulative aggregate liability of the Seller for indemnification for Losses under Section 6.2(a)(i) (other than in respect of the Seller Fundamental Representations) shall not exceed $1,000,000 (the “Maximum”); provided, however, that the cumulative aggregate liability of the Seller for indemnification for Losses under Section 6.2(a)(i) in respect of the Seller Fundamental Representations shall not exceed the Purchase Price (the “Cumulative Aggregate Cap”). The cumulative aggregate liability of Buyer for indemnification for Losses under Section 6.2(b)(i) (other than in respect of the Buyer Fundamental Representations) shall not exceed the Maximum; provided, however, that the cumulative aggregate liability of Buyer for Losses under Section 6.2(b)(i) in respect of the Buyer Fundamental Representations shall not exceed the Cumulative Aggregate Cap.

(d)	In no event shall the limitations in Section 6.2(c) apply to any Losses incurred, sustained or suffered by any Indemnitee in connection with, based upon, arising out of, relating to or resulting from (i) any breach of any covenant or agreement made by any Seller in this Agreement, (ii) any breach of any covenant or agreement made by Buyer in this Agreement, or (iii) any claim for fraud or intentional misrepresentation.

(e)

A party entitled to indemnification hereunder shall herein be referred to as an “Indemnitee.” A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an “Indemnitor.” Promptly after an Indemnitee either receives notice of any claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder (a “Third Party Claim”), such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Article VI, notify such Indemnitor in writing of such Third Party Claim; provided, however, that failure to notify an Indemnitor of a Third Party Claim shall not relieve such Indemnitor of any of its obligations hereunder, except to the extent the Indemnitor is actually and materially prejudiced in its defense of such Third Party Claim. Except as provided in this Section 6.2, the Indemnitor shall have the right, at its sole expense, using counsel reasonably acceptable to the Indemnitee and subject to the terms and conditions set forth in this Section 6.2, to contest, defend, litigate or settle any such Third Party Claim; provided, that (i) the Indemnitor shall have notified the Indemnitee in writing of its intention to assume the defense of such Third Party Claim within thirty (30) days of the Indemnitee having given notice of the Third Party Claim to the Indemnitor; (ii) the Indemnitor expressly agrees in such notice to the Indemnitee that, as between the Indemnitor and the Indemnitee, the Indemnitor shall be solely obligated to fully satisfy and discharge the Third Party Claim without reservation of any rights but subject to the limitations set forth in this Agreement; (iii) the Third Party Claim is not, in the reasonable judgment of the Indemnitee, likely to result in Losses that will exceed the limitations on the right of the Indemnitee to indemnification contained in Section 6.2(c); (iv) if reasonably requested to do so by the Indemnitee, the Indemnitor shall have made reasonably adequate provision to ensure the Indemnitee of the financial ability of the Indemnitor to satisfy the full amount of any adverse monetary judgment that may result from such Third Party Claim; (v) assumption by the Indemnitor of such Third Party Claim would not reasonably be expected to be materially detrimental to the

Indemnitee (other than solely as a result of monetary damages awarded in connection with such Third Party Claim not in excess of the limitations on the right of the Indemnitee to indemnification contained in Section 6.2(c)), and (vi) the Indemnitor shall at all times diligently contest the Third Party Claim (the conditions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) being collectively referred to as the “Litigation Conditions”). The Indemnitee shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnitor; provided, that the Indemnitee shall be entitled to reimbursement therefor if the Indemnitor shall lose its right to contest, defend, litigate and settle the Third Party Claim or if representation of the Indemnitor and the Indemnitee by the same counsel would, in the reasonable opinion of such counsel, constitute a conflict of interest under applicable standards of professional conduct.

The Indemnitor, if it shall have assumed the defense of a Third Party Claim as provided in this Section 6.2, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld or delayed). The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement which commits the Indemnitee to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnitee. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, if such Third Party Claim involves criminal or quasi-criminal allegations or seeks primarily equitable or other non-monetary relief. All expenses (including attorneys’ fees) incurred by the Indemnitor in connection with the foregoing shall be paid by the Indemnitor. No failure by an Indemnitor to acknowledge in writing its indemnification obligations under this Article VI shall relieve it of such obligations to the extent such obligations exist.

If the Indemnitor fails to assume the defense of a Third Party Claim as provided in this Section 6.2 for any reason (including, for the avoidance of doubt, as a result of the failure of any of the Litigation Conditions), then the Indemnitor shall not be entitled, and shall lose its right, to contest, defend, litigate and settle such a Third Party Claim, and the Indemnitee shall have the right, without prejudice to its right to seek indemnification hereunder, in its discretion exercised in good faith, to contest, defend and litigate such Third Party Claim, and may settle such Third Party Claim either before or after the initiation of Litigation, at such time and upon such terms as the Indemnitee deems fair and reasonable, provided that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle is given to the Indemnitor. If, in accordance with this Section 6.2, the Indemnitee contests, defends, litigates or settles any Third Party Claim for which the Indemnitee is entitled to indemnification hereunder, the Indemnitee shall be reimbursed by the Indemnitor for the reasonable attorneys’ fees and other expenses of contesting, defending, litigating and/or settling such Third Party Claim which are incurred from time to time.

6.3 Manner of Payment. Subject in all events to the limitations set forth in this Article VI (including without limitation, the Maximum and the Cumulative Aggregate Cap), any Losses for which any party is entitled to indemnification under this Article VI shall be paid by wire transfer of immediately available funds within three (3) Business Days after the determination liability for such indemnification under this Article VI.

6.4 Mitigation; Insurance; Limitations.

(a)	Any Indemnitee shall mitigate Losses relating to a claim under this Article VI to the extent required by applicable Law.

(b)	All Losses sought by the Indemnitee hereunder shall be net of any insurance proceeds actually received by the Indemnitee with respect to such indemnification claim (net of any applicable deductible or retention, any increase or retroactive premiums and all costs of recovery). To the extent Losses arise from a third party breach of a contract, all Losses sought by the Indemnitee shall be reduced by the proceeds actually received by the Indemnitee from such third parties (if any), net of the costs of collection. If any such proceeds, benefits or recoveries are received by an Indemnitee with respect to any Losses after an Indemnitor has made a payment to the Indemnitee with respect thereto, the Indemnitee shall promptly pay to the Indemnitor the amount of such proceeds, benefits or recoveries (up to the amount of the Indemnitor’s payment).

6.5 Remedies Exclusive. The indemnification and other remedies provided in this Article VI shall be the sole and exclusive remedies of the Indemnitees for any breach of any representation, warranty, covenant or agreement contained in this Agreement; provided, however, that nothing contained in this Agreement shall be deemed to limit, impair or restrict in any manner any rights or remedies which any party hereto has, or might have, at Law or in equity in case of any fraud or intentional misrepresentation.

6.6 Tax Treatment. Any indemnification payments under this Article VI shall be treated for tax purposes as adjustments to the Purchase Price to the extent permitted by applicable Law.

ARTICLE VII.

MISCELLANEOUS

7.1 Interpretive Provisions. Whenever used in this Agreement, (i) “including” (or any variation thereof) means including without limitation, (ii) any reference to gender shall include all genders, (iii) words using the singular or plural number also include the plural or singular number, respectively, and (iv) the words “either,” “or,” “neither,” “nor” and “any” are not exclusive.

7.2 Entire Agreement. This Agreement, together with the Ancillary Agreements constitute the entire understanding and agreement of the parties hereto with respect to the transactions contemplated by this Agreement and the Ancillary Agreement and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto.

7.3 Headings. The headings of the Articles, Sections, and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

7.4 Modification and Waiver. No amendment, modification, or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the party that is entitled to the benefits of such waived term or provision. No single waiver of any of the provisions of this Agreement shall be deemed to or shall constitute, absent an express statement otherwise, a continuous waiver of such provision or a waiver of any other provision hereof (whether or not similar). No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, and no course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any party hereto under or by reason of this Agreement.

7.5 Governing Law; Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the Laws of the State of Illinois applicable to agreements made and to be performed wholly within that jurisdiction.

7.6 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, COLLECTION OR ENFORCEMENT THEREOF.

7.7 No Third Party Beneficiaries. This Agreement is intended and agreed to be solely for the benefit of the parties hereto and their permitted successors and assigns, and no other party shall be entitled to rely on this Agreement or accrue any benefit, claim, or right of any kind whatsoever pursuant to, under, by, or through this Agreement.

7.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

7.9 Delivery by Facsimile and Email. This Agreement, each Ancillary Agreement and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by electronic transmission in portable document format (pdf), shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto shall raise the use of a facsimile machine or electronic transmission in portable document format (pdf) to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in portable document format (pdf) as a defense to the formation or enforceability of this Agreement and each such party forever waives any such defense.

ARTICLE VIII.

CERTAIN DEFINITIONS

8.1 Certain Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below:

“Ancillary Agreements” means any other agreement, exhibit, schedule, written statement, document or certificate executed or delivered in accordance with, in connection with or required by this Agreement, and any other agreement or certificate specifically identified as an Ancillary Agreement for purposes of this Agreement.

“Authority” means the United States of America or any other nation, any state, local or other political subdivision thereof, or any entity, agency, instrumentality, court or authority (foreign, federal, state or local) exercising executive, legislative, judicial, regulatory or administrative functions of government or any arbitrator or mediator.

“Business Day” means any day other than a day on which banks in New York, New York are required or authorized to be closed.

“Encumbrances” shall mean all liens, charges, mortgages, pledges, security interests, deed of trust, claim or other encumbrances.

“Laws” shall mean any federal, state or local Law (including, without limitation, principles of common law), statute, ordinance, constitution, code, treaty, regulation, Permit, certificate, judgment, order, award or other legally enforceable determination, decision or requirement.

“Litigation” means any, dispute, claim, charge, action, suit, proceeding, grievance, audit, review, arbitration, investigation or other legal or arbitral proceeding by or before (or that could come by or before) any Authority.

“Losses” shall mean any and all losses, liabilities, damages, diminution in value, penalties, obligations, awards, fines, deficiencies, demands, interest, demands, causes of action, deficiencies, claims (including third party claims whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description), all amounts paid in investigation, defense and settlement of any of the foregoing, but shall not include any fees charged by the parties for their time or opportunity cost or that of their employees who are not hired for the specific purpose of prosecuting the claim for such Losses.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused this Share Purchase Agreement to be executed on its behalf as of the date first above written.

THE ARMADA GROUP GP, INC.

By:	/s/ George Wight

Name:	George Wight

Title:	Managing General Partner

SELLERS CAPITAL LLC

By:	/s/ Mark Sellers

Name:	Mark Sellers

Title:	Managing Member

SELLERS CAPITAL MASTER FUND, LTD.

By:	/s/ Mark Sellers

Name:	Mark Sellers

Title:	Director

/s/ Mark Sellers

Name:	Mark Sellers